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                                                                EXHIBIT 3

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NEWS                                        GRP            ALLIED
RELEASE                                    Listed          GROUP
                                            NYSE           INSURANCE

                                                           ALLIED Group, Inc.
                                                                 701 5th Ave.
                                                    Des Moines, IA 50391-2000
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For Immediate Release   .   www.alliedgroupinc.com   .   Contact: JIM SHAFFER
                                                         (515) 280-4326


CONTACT:
        Joele Frank / Dan Katcher
        Abernathy MacGregor Frank
        (212) 371-5999


FOR IMMEDIATE RELEASE
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                 ALLIED GROUP IN TALKS WITH NATIONWIDE MUTUAL

                 Recommends That Shareholders Not Tender Pending Outcome

DES MOINES, Iowa - June 2, 1998 -- ALLIED Group, Inc. (NYSE: GRP) announced today that it has filed with the Securities and Exchange Commission a Schedule 14D-9 with respect to the tender offer by Nationwide Mutual Insurance Company for shares of ALLIED Group at $47 per share. In the filing, the ALLIED Group Board of Directors recommends that shareholders defer making a decision whether to tender their shares pending the outcome of discussions between ALLIED Group and Nationwide.

In those discussions, Nationwide has stated that it will increase the price per ALLIED Group share to $48.25 as part of a negotiated merger agreement, and the ALLIED Group Board, on the recommendation of a committee of the directors who are not affiliated with ALLIED Mutual Insurance Company or with ALLIED Life Financial Corporation, has determined that it is prepared in principle to recommend a transaction at that price, subject to negotiation of an acceptable merger agreement.

ALLIED Group intends to inform its shareholders if a definitive agreement is reached with Nationwide or if discussions are terminated.